EXHIBIT 99.2

American Eagle Outfitters, Inc.

Second Quarter 2012

Conference Call Transcript dated August 22, 2012

Operator: Greetings and welcome to the American Eagle second-quarter 2012 earnings conference call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. (Operator Instructions) As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Judy Meehan. Thank you, Ms. Meehan, you may begin.

Judy Meehan-American Eagle Outfitters, Inc.-VP IR: Good morning, everyone. Joining me today are Robert Hanson, Chief Executive Officer; Roger Markfield, Executive Creative Director, and Mary Boland, Chief Financial and Administrative Officer.

Before we begin today’s call, I need to remind you that, during this conference call, we will make certain forward-looking statements. These statements are based upon information that represents the Company’s current expectations or beliefs. The results actually realized may differ materially from those expectations or beliefs, based on risk factors included in our quarterly and annual reports filed with the SEC. Our comments today will focus on results from continuing operations and excludes other non-GAAP adjustments. Please refer to the adjusted operating statements accompanying the press release. We’ve also posted a second-quarter financial supplement on our website.

And now I’ll turn the call over to Robert for his opening remarks.

Robert Hanson-American Eagle Outfitters, Inc.-CEO: Thanks, Judy, and good morning, everyone. I’m pleased to introduce Mary Boland, our new Chief Financial and Administrative Officer. I know she looks forward to getting to know all of you over the next several months. Today I’ll start with highlights of the second quarter. After Roger and Mary give additional color on the quarter, I’ll come back and provide an update on our initiatives and strategic goals.

Business momentum continued nicely in the second quarter, led by successful product and marketing execution across our brands. Net sales rose 11% and adjusted EPS increased 62%, well exceeding our initial expectations. Despite a tough retail landscape, we delivered a competitive top line with less promotional activity. This, combined with favorable merchandise costs and expense leverage, fueled higher margins and returns. The second-quarter adjusted operating margin expanded over 300 basis points to 9.1%. We’re certainly pleased with this result but recognize it is against very weak margins last year, and still below an acceptable margin run rate. As we look forward, we see plenty of potential for further margin expansion.

Now let me run through some of the second-quarter highlights. Starting with kudos to Roger and the team. They executed well, building on our famous-for categories, while interpreting new trends for our customers. We are delivering a better product-driven customer experience. We saw a 33% increase in active customers. And drove increases in traffic and conversion. All of this great team performance helped us achieve record second-quarter sales results in a highly competitive environment. We did a good job executing our promotional plans, balancing top-line growth with profit improvement, which is an area of further opportunity.

Aerie contributed to our growth, led by strength in intimates. We experienced higher productivity and stronger overall operating margins. We’re making good progress and seeing greater consistency. Yet, our focus is squarely on increasing Aerie’s profitability as we move ahead. E-commerce produced 28% sales growth this quarter and contributed even higher bottom-line results. We saw strong traffic and online conversion with strength in our famous-for businesses. During the quarter, we also launched our online factory store, which is aligned with our outlet growth strategy.

To wrap up the second quarter, I’m proud of the team’s progress. Particularly within the context of this retail landscape. Our focus is on the future and bringing consistent performance over the long haul. On that note, we are not even through the first chapter of maximizing our true potential. More on that in a few minutes.

Now Roger, over to you.

Roger Markfield-American Eagle Outfitters, Inc.-Executive Creative Director: Good morning, everyone. We were once again pleased by the brand momentum demonstrated in the second quarter. We experienced consistent strength across the assortments, including our famous-for categories — denim, shorts, knit tops and color. As well as in Aerie businesses like dresses, woven shirts and fashion tops. Both men’s and women’s comps increased in the high single digits. Our assortments were trend-right, distinct and colorful, setting us apart across the retail landscape. The teams are executing well on our core basics, core fashion and fashion, which has been bought tight and is turning faster. With strong merchandising and design leadership, the team is doing a great job reading and interpreting new fashion trends for our brands.

We’re really pleased with how our back-to-school season has trended so far. Our plan was solid across our business and our customers are really responding. This season we delivered compelling fashion, a wear-now focus, more product flows and a leading diverse denim assortment. Our strategy is to flow more newness regularly to stores, delivering what our customers want when they want it. This was demonstrated by our buy now, wear now assortment in July, which emphasized outfitting around shorts and tee’s. Our fashion line, which represents about 25% in women’s and 15% in men’s, has distinguished us in the marketplace. And our leading denim line is diverse across fits, with new styles combined with our heritage fits, new washes and treatments, as well as the right balance of indigo, the right color pallet, plus prints and patterns. Consistent with our strategy of regular product flows, our new fall assortment arrives in the stores later this week, Friday.

Within both American Eagle Outfitters and Aerie our creative talent has been strengthened. And we are now well-positioned to deliver unique, trend-right assortments and well-targeted marketing campaigns that are consistent with our brand DNA and right for our customers. We look forward to ongoing success and, importantly, driving the very best customer experience.

Mary will now cover the financial results.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Thanks, Roger. It’s great to be here. During my first few weeks, I’ve spent time getting to know our team, including spending time in stores and our facilities. Over the next several months I look forward to meeting all of you.

Back to the financial results. During the second quarter, total consolidated sales increased 11% to $740 million, compared to $669 million last year. Comparable store sales increased 9%, including e-commerce. By business, American Eagle Outfitters increased 7%, Aerie was up 13%, and e-commerce increased 28%. On a consolidated basis, comps were positive across all geographic regions, including Canada. Sales growth was driven by higher traffic and conversions, combined with an increase in the average selling price.

Gross profit of $277 million increased 17% to last year. The gross margin rate improved 210 basis points to 37.4%. The merchandise margin increased 120 basis points. About half of that improvement related to lower markdowns and the other half due to favorable product cost. Rent leverage drove the remaining 90 basis points of margin expansion.

SG&A expense increased 9% to $178 million, leveraging 40 basis points to a rate of 24%. The dollar increase was primarily driven by incentive compensation and our continued investment in advertising. Depreciation and amortization declined $3 million to $32 million, and leveraged 80 basis points. The dollar decline relates to store impairments taken in last year’s fourth quarter and maturing assets. The adjusted operating margin of 9.1% improved 340 basis points to last year. Adjusted net income of $41.6 million increased 66%, with adjusted EPS of $0.21.

A few weeks ago we closed on the sale of the 77kids business, which is reported as discontinued operations. In total, we expect to incur an after-tax loss of approximately $35 million, which is on the low end of our initial expectations. Of this, $24 million was incurred in the second quarter, with the balance expected to be incurred in the third quarter. In addition to the 77kids loss, we had offsetting non-GAAP adjustments, including severance charges and favorable tax settlements, resulting in GAAP EPS of $0.21.

Now, turning to the balance sheet. Consistent with our plan and prior communication, we ended the quarter with inventory at cost per foot up 3%. Looking forward, we expect third-quarter ending inventory at cost per foot to be down in the mid single digits. The decline is driven by a lower average unit cost and lower units, as we have implemented inventory management principles and as we cycle against inventory overages from last year. Year-to-date capital expenditures totaled $49 million, and we continue to expect $100 million for the year. We generated strong cash flow, ending the quarter with cash and investments of $702 million, up from $514 million a year ago.

On store activity, so far this year we’ve opened nine new stores, of which eight were outlets. We closed eight locations, including two Aerie stores. We are on target to open an additional six outlet stores this year. At quarter end, we had a total of 39 international franchise locations in 12 countries, which contributed earnings of approximately $0.01 per share.

Now, turning to our outlook, which excludes 77kids. For the third quarter, we currently expect EPS from continuing operations to be in the range of $0.37 to $0.38 per share, compared to an adjusted $0.30 last year. And for the year, we are raising our EPS guidance from continuing operations to a range of $1.33 to $1.36 per share. Our guidance assumes comp store sales growth of mid single digits for the third quarter, and low single digits in the fourth quarter. For the second half, our guidance assumes margin improvement due to the decline in cotton cost and lower markdowns.

A low teen increase in SG&A expense will be split equally between incremental incentive compensation and advertising to support our brands. Depreciation and amortization is expected to decline in the mid single digits, due to maturing assets and store impairments taken in the fourth quarter of 2011. Our effective tax rate is expected to be in the range of 37% to 38%. And our share count assumption is approximately 200 million shares.

With that, I’ll turn the call back over to Robert.

Robert Hanson-American Eagle Outfitters, Inc.-CEO: Thanks, Roger and Mary. For two quarters now we’ve demonstrated improvement in the fundamentals, and have been executing on our five near-term operating goals — driving a competitive top line and strengthening margins; instilling inventory principles; repositioning our store fleet; accelerating growth in e-commerce; and leveraging our infrastructure. These initiatives are rooted in delivering near-term sales growth and margin improvement.

We’ve also been working on our strategic plan aimed at consistent profitable growth and strong returns quarter on quarter, year on year. The first pillar of our strategy is to fortify our brands. We are building scalable, foundational improvements to our business. These initiatives include sharpening the brand DNA for American Eagle Outfitters and Aerie, refining the assortment architecture, implementing a differentiated supply chain model, and developing a segmented approach to product allocation.

Before I arrived, Roger and team were strengthening our merchandise assortments and driving the success we’ve seen so far this year. Taking this success forward is our focus. The brand DNA and assortment architecture initiatives are well underway. This work is important to building a competitive top line, consistently over time, through broadening our brand appeal and gaining new customers. Stronger inventory principles have been put into place, with more closely aligned inventory and sales plans, and greater emphasis on margins. To support ongoing efficiencies, we are implementing a differentiated supply chain model to improve inventory flow, turns, lead times and to optimize product costs. We are also developing a product allocation model to the store inventory flows by defined store profiles.

As we fortify our brands and ingrain operational improvements, we’re also pursuing growth across North America. As we close underperforming stores, we see the opportunity to increase productivity in existing stores and open targeted locations in underpenetrated markets. Our best and most productive locations will be revitalized with an updated remodeling program. We are accelerating openings of outlet stores, which produce sales per square foot well over $600 on average. For Aerie, we will leverage our American Eagle Outfitters customers and assets through shop-in-shop and side-by-side formats, wherever possible. Ramping up growth in our high margin e-commerce business is also a meaningful near-term growth opportunity as we add incremental product lines, elevate the overall shopping experience, and drive business through mobile and social.

We’re excited to announce that we’re entering Mexico in the spring of 2013. Next year we plan to open at least four Company-owned stores and to profitably scale the business over the next several years. Based on extensive research in our leading border stores, we have strong brand acceptance and believe Mexico presents growth and high return on invested capital potential. We recently enhanced our online business in Mexico so that we can bring a complete multi-channel experience to our customers. We view Mexico as an important pilot, which will inform our longer-term approach to global expansion.

In the meantime, we see strong brand acceptance in our international license stores and are selectively pursuing agreements to deliver returns and expand our presence outside of the United States. We recently signed an agreement with the Suyen Group to open stores in the Philippines next spring.

Our focus is clearly on strengthening our foundation and fortifying our brands to fuel sales growth and margin expansion across North America. This will also set the stage and position us for longer term, more transformational growth, which includes multi-channel global expansion and a true 360-degree customer engagement model. Integral to our strategic framework is the capital investment and allocation plan, with the intent to balance investment behind growth as our core priority while maintaining an appropriate cash reserve and returning cash to shareholders. We will have more specifics on this when we lay out our strategy plan in more detail in October.

In closing, I’m proud of how our teams executed again this quarter, delivering a record net sales performance for the second quarter. Based on our early back-to-school reads, I’m confident in our ability to effectively compete. Yet, we’ll stay focused, humble and hungry, clearly recognizing the retail landscape in which we operate. Our goal is to continue to drive profitable top-line growth and leverage our infrastructure, our capabilities, and most importantly, our brands, to deliver consistent returns to our shareholders.

Thanks for listening and now we’ll take your questions.

Operator: (Operator Instructions) We ask that you please limit your questions to one per person, and you may reenter the queue for any additional questions. Tom Filandro with SIG.

Tom Filandro-SIG-Analyst: Congratulations to the entire team — phenomenal results. And welcome, Mary. First, if I could, Robert, could you just give us an update, given the strong year-to-date performance, maybe on your operating profit margin objectives? And maybe some of the drivers. How should we think about gross margin, SG&A over the long term?

And, Mary, could you just help us on the tax rate for the year in the guidance because the tax rate did look lower in the second quarter relative to our expectations? Thank you very much.

Robert Hanson-American Eagle Outfitters, Inc.-CEO: Thanks, Tom. Related to realistic long-term operating margins for the business, I think consistent with what I’ve said in the past, our goal is to get back to a double-digit annual operating margin. And we would be targeting longer-term operating margins in the mid-teens. Clearly, we have top-line opportunities, margin opportunity, as well as the opportunity to optimize the selling channels, and have leverage in our corporate infrastructure. So, we feel pretty confident that we can get there. We’re well on our way. The increase in the second quarter was a respectable one, but well below that targeted run rate. So, we feel like we’ve got a lot of opportunity for improvement. And, as you’ve referenced, I think our single greatest improvement opportunities are IMU and markdown percent.

Mary?

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Tom, regarding the tax rate, in Q2, as we mentioned, we had a couple of one-time adjustments to our tax rate, a couple of tax settlements. For the fiscal year, we’re looking at a tax rate of 37% to 38%. We typically run about 38%, a little over 38%, so we’ll end up the year somewhere in that 37% to 38% range.

Operator: Adrienne Tennant with Janney Capital Markets.

Adrienne Tennant-Janney Capital Markets-Analyst: Let me add my congratulations, as well. The stores look wonderful. And welcome, Mary. Robert, my question is on the television commercials — they look great. I was very pleased to see you being proactive with the marketing. So, I was wondering if you can talk about any early return on investment that you’re seeing there, and what the plans are go-forward for maybe Fall and holiday TV. Thank you.

Robert Hanson-American Eagle Outfitters, Inc.-CEO: Sure. The marketing team has done an excellent job on two levels, Adrienne. And I appreciate the comments. They’ve sharpened the brand DNA. And I think, as I mentioned in the last call, our intent was to demonstrate that through our integrated marketing program from back-to-school forward. We’re really pleased with how the program has come out from an overall look and feel perspective, how it is surrounding our customers with a 360-degree point of view about the brand. It’s about our brand. It’s about our product leadership, especially in denim. And it is consistently supported by our lease lines, which promote the value of American Eagle Outfitters. So, I feel we’re executing well.

It’s too early to call the ROI. But what I would acknowledge is, all of our marketing activities have been sharpened over the last couple of quarters. And I think it’s evidenced by the increase that we’ve recently experienced in customers in our CRM and loyalty programs. We have about a total of 27 million customers in those programs. We have 18 million customers that are active. And that’s about a 33% increase among active customers in the second quarter. We’ll be looking for those kinds of metrics, as well as brand share and equity improvements as a result of the consistent execution of this campaign. Our intent, obviously, is to start with back-to-school, and continue to pour fuel on the fire as we move through the third and fourth quarter.

Operator: Eric Beder with Brean Murray.

Eric Beder-Brean Murray, Carret & Co.-Analyst: Congratulations again. You guys have done a great job with the fashion products. When you look at going forward, do you see that the fashion is going to continue to escalate? We went through a period where the fashion product has not been that exciting, just throughout the teen segment. Are we now in the cusp level area where the customer is going to be much more fashion focused and much more driving that? And you’re at 25% to 15% fashion product. Is that the right mix, or do you want to raise that even more?

Roger Markfield-American Eagle Outfitters, Inc.-Executive Creative Director: Eric, we’re really pleased with the fashion portion that we have at this point in time. The core fashion is a very big number today versus fashion. And most people would consider the core fashion as pretty fashionable. So, when you put the combination together, it’s very powerful and we see tremendous trends moving forward. Our teams are very focused on it. You’ll see a new floorset. It gets set on Friday night. If you visit our stores on Saturday and Sunday, I think you’re going to be really pleased.

Robert Hanson-American Eagle Outfitters, Inc.-CEO: The only thing I’ll add, Eric, because I think Roger and the team are doing such an excellent job executing across the board at the moment, when you look at our strength, it’s really quite broad-based. Our fashion is working. But we’ve also had tremendous success in all of the famous-for categories that we’ve been speaking to you guys about. And I think the key to the success that Roger’s built with the team is the balance of the assortment, and the consistent focus on flowing new merchandise into the stores. So, we’re firing on all cylinders at the moment, and our intent is to keep doing that.

Eric Beder-Brean Murray, Carret & Co.-Analyst: Great. Congratulations.

Operator: Dana Telsey with Telsey Advisory Group.

Dana Telsey-Telsey Advisory Group-Analyst: Good morning, everyone, and congratulations. Quick question first on holiday. Roger, how are you thinking of the holiday merchandise assortment, tops and bottoms, the opportunities this year as compared to last year? And then the new supply chain initiative, how do you see that impact on inventory, margin, and the timing of it? And lastly, just Aerie, plans on existing and stand-alone shops, and how you’re thinking about it. Thank you.

Roger Markfield-American Eagle Outfitters, Inc.-Executive Creative Director: On the holiday season, Dana, you know that in the teen space we’re the go-to destination for holiday. Usually when back-to-school is this strong, we find the same thing — it’s not a guarantee — evidenced in holiday. I think our holiday assortments are very fashion appropriate. And you know it’s a driving bottoms business at the present time. But we’re very focused on having a ratio of tops to bottoms that makes sense.

Robert Hanson-American Eagle Outfitters, Inc.-CEO: And Dana, thanks for the compliments, as well. On the supply chain, what I would say is we’ve already gotten very strong inventory principles in place, which have driven the improvements in our inventory position that Mary mentioned as well as our confidence in our ability to deliver the back-half guidance that we provided. If you look at those principles, they’ve been in place since the beginning of this year, and are really helping us on two levels, which is to make sure — three levels, actually. To make sure that we own the right goods, and are able to sell more at ticket and first markdown versus clearance. That we are improving our overall margin, because we’re actually starting to see adjustments in our markdown rate versus where we were a year ago. And importantly, we’re just executing to that leaner inventory strategy that we talked about.

The teams already had in place a really strong differentiated supply model, which I’ve mentioned in prior calls. I think our challenge is just to fortify it further. So, making sure that we’re looking at how we’re sourcing our core product, our core fashion and our fashion product with different approaches to supply, so that we’re receiving the goods that we need to, just in time. And that we’re taking the cues to what the customer is buying as close to ownership of the goods as possible. We’ll see quarter-on-quarter improvement throughout the balance of this year, but especially see improvements in that as we go through 2013.

Regarding Aerie, side-by-side and shop-in-shops, obviously that will take us some time. We’ve evaluated the entire store fleet between the United States and Canada. We’ve identified the total number of stores, which we’re not going to be revealing at the moment, that we think qualify for either a side-by-side or shop-in-shop. And we are currently evaluating the speed by which we’ll be able to execute that transition with our landlords. And we’ll keep you posted as we take you through the strategy plan later in October.

Dana Telsey-Telsey Advisory Group-Analyst: Thank you.

Operator: Randy Konik with Jefferies & Company.

Randy Konik-Jefferies & Company-Analyst: Robert, quick question. Your inventories are down nicely. That’s a good job. And we’re seeing the inventories down at Aeropostale. And they’re going to be leaner at Abercrombie when they start the fourth quarter. How do you think about the ability for the industry or the sector, and you in general, to retain gains from your average cost reduction in the back half of the year and then going into next year?

And then, can we just get an update on where we are with the buyback? And then, lastly, just remind us on where the inventory turnover you think you can get — what kind of level you think you can get to, and in what period of time. Thanks.

Robert Hanson-American Eagle Outfitters, Inc.-CEO: You’ve got four questions in there. Well done.

Randy Konik-Jefferies & Company-Analyst: I try.

Robert Hanson-American Eagle Outfitters, Inc.-CEO: True to form. I think your question about inventory is really related to our ability to maintain the pullback on the promotional cadence that we’ve been able to achieve, and continue to deliver a competitive top line and an improvement in our margin rate, broadly. That’s my assessment of the question. I think we are targeted to achieve the inventory performance that Mary articulated in her comments. We’re on track to do that. We’re very confident that we’ll be able to retain the benefits that we’re seeing from improvements in cotton economics and average unit cost.

Our intent is not to change anything about how we’ve executed in the first half of the year. Our intent is to execute our road map, which includes a leaner approach to inventory. Having confidence in our brand and our product to give the customer a market-leading product assortment, have them choose based on the market leadership of our product. Value is a part of that mix, but it’s not the primary driver. We’re prepared to compete, but we’re doing so in a very considered, studied way, which has enabled us to pull back. And it’s our intention to be able to do that through the balance of the year. But still deliver a competitive top-line inventory on principles. And to have the flow-through from improvements in average unit cost.

And relative to the capital allocation plan — I think that was your question — we’ll come to you in October. Our intent, as I mentioned in my comments, is to have a balance between our first priority, which is investing behind growth, and holding an appropriate cash reserve and returning cash to shareholders. And we’ll update you on that in October.

Randy Konik-Jefferies & Company-Analyst: And then, inventory turnover, what do you see as a long-term number, if you could give us one?

Robert Hanson-American Eagle Outfitters, Inc.-CEO: We aren’t going to articulate a long-term target at the moment, Randy, because we’re working through that. But our intent, if you look at enterprise-wide inventory, is to show measurable improvements annually over the next several years. And we see plenty of opportunity to do that. I think we’ll be able to be a little bit more specific when we talk to you in October. But I would feel fairly confident that we can see measurable improvements in inventory turns.

Operator: John Morris with Bank of Montreal.

John Morris-Bank of Montreal-Analyst: My question actually would be regarding the international expansion opportunities beyond Mexico, how you have been thinking about Asia, Europe. But both in terms of the performance there, what you can be doing a little bit better. But also longer-term strategic thoughts with respect to those franchises. And let me just also add my congratulations, too.

Robert Hanson-American Eagle Outfitters, Inc.-CEO: Thanks, John. We’re going to give a lot more color on this when we meet to share our strategy plan in October. But what I can say, again, consistent with what we’ve said in the past, is our intent internationally is to be very considered. To balance the model between countries that, like Mexico, we would consider doing directly, those that would make more sense to do as a joint venture, and then the successful country license strategy that we’ve already been deploying for some time now. We have been very excited about the broad-based acceptance of our brand where we have already licensed it in international markets.

And if I were to just reference the Japanese business at the moment, we have now three stores opened that are exceeding our expectations pretty considerably. And that’s a very competitive market, not only for sportswear in general, but denim specifically. So, we feel fairly confident about it.

We’re clearly focused on fortifying our brands and growing in North America as our primary focus in the short to medium term. And, as I mentioned in my comments, we look at the direct approach to Mexico as an opportunity to pilot a road map that we would use for a longer-term international expansion. And we’ll keep you posted on that when we meet again in October.

Operator: Kimberly Greenberger with Morgan Stanley.

Kimberly Greenberger-Morgan Stanley-Analyst: I was trying to just understand the inventory commentary. It looks like inventory is up year-over-year about $5 million. And that’s on top of a 31% increase last year. So, I was just trying to figure out if inventory is at a level that you’re comfortable with. Or if there’s an opportunity here over the next couple of quarters, when you had 40% growth in Q3 last year, to actually see more robust declines even beyond that mid-single-digit level. Thanks.

Robert Hanson-American Eagle Outfitters, Inc.-CEO: Kimberly, let me give an overall comment, and then I’ll let Mary talk about what our plans are for the back half of the year. I think, as you have heard Roger and I talk about for the past couple of calls is, we feel very confident in the inventory principles that we put in place. You’re seeing a quarter-on-quarter linear improvement in our inventory ownership. We clearly had more inventory than we needed during 2011. And the inventory principles were put in place to make sure that we owned the right goods and the right customer choices at the right level to sell more product at ticket and first markdown, and have less at clearance and improve our overall markdown rate.

So, we feel confident that, although we are up in the first half of the year, as we said we would be, we’re seeing a dramatic improvement in our overall performance. As I’ve said, I’ve got a bias towards lean inventory, but also competitive top line. We can do both. And our intent is to be down on a linear basis as we move through Q3 and Q4 to more normalized levels over time.

Mary?

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Yes, I think the only other thing I would add is that, as I said earlier, we’ll be down on cost per foot in the mid-single digits. And it is driven by two things. It’s driven by unit cost, but it’s also driven by units per foot, as well, too. And we’ll see that probably build a little bit in the fourth quarter as our cost year-over-year mitigates a little bit, with a little bit more with the cotton economics flowing out. So, again, you’ll see both coming down in the back half of the year, and building as we get to the fourth quarter.

Kimberly Greenberger-Morgan Stanley-Analyst: Okay. That’s helpful. Thanks. Any update on the pathway to profitability for Aerie? And do you have any goals in mind in terms of the number of quarters or number of years until you would like to get there?

Robert Hanson-American Eagle Outfitters, Inc.-CEO: Sure. I’ll take a shot at the first comment, and then I want to have Mary comment, as well. The thing I think it’s important to keep in mind is Aerie all-in is profitable. We’ve been saying that for some time. It’s modestly profitable. We have a strong and profitable business in our direct business, as well as in our shop-in-shop locations, meaning in-store within American Eagle Outfitters stores.

The Aerie stand-alone stores have been slightly dilutive. As a reminder, we impaired about 57 stores at the end of 2011. We’re closely evaluating. We closed two already. We’re closely evaluating the balance of those stores. But believe the balance of the fleet has the potential to hit our targeted margin run rate and return on invested capital objectives.

So, we’re feeling confident about our ability to further build on Aerie’s profitability with the approach we’re moving forward, which is predominantly side-by-sides and shop-in-shop locations, with a full assortment of bras, undies, sleep, lounge, swim, personal care and fragrance. But we’ll keep you posted, especially as we talk more specifically in our strategy plan in October about the plans from a more quantitative perspective.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: I don’t have much more to add versus what Robert just said. But clearly the stand-alone stores do continue to make progress. And we expect that trend to continue through the balance of the year and into next year. And then as we look at the mix of our shop-in-shops and side-by-side, we would expect to see further improvement.

Operator: Paul Lejuez with Nomura Group.

Paul Lejuez-Nomura Group-Analyst: Robert, can you talk maybe a little bit about the driver of your comps that you expect in the second half? Just wondering if, with inventories down, you’re going to be relying on a little bit more AUR and a little bit less on the transaction side. And then just also wondering if you could talk about your performance by mall type — A, B and C? Thanks.

Robert Hanson-American Eagle Outfitters, Inc.-CEO: Most importantly, it’s all about product. And I think Roger has given a really good assessment of what we’re doing, what we’re planning for the back half of the year. What I would say about what drove our performance in the second quarter, which we’re going to continue to focus on, is the famous-for categories that we’ve talked about. We had great strength across so many categories in the second quarter, between, on the men’s side, shorts, woven shirts, pants, knits, polos, our underwear program. On women’s, denim, dresses, shorts, skirts, our bare knit program. In addition to just really having our fashion, that 25% in women’s and 15% in men’s, accepted so strongly. So, our intent is to continue to focus on that.

Obviously, we are really pleased in the second quarter because we saw a measurable improvement in all of the metrics that we track. We had a nice improvement in comp. We had strong improvements in our overall margin performance. We had improvement in our markdown rates. Importantly, though, we saw an improvement in traffic and conversions. So, what I think you’re seeing from us, Paul, is the sharpening of our brand DNA. Getting a good brand message out in our marketing. The leadership in the product assortments that Roger and the team are putting forward, supported by an excellent execution of our field teams, which is driving the conversion of the traffic that we’ve been able to get.

Our intent would be to continue that through the back half of the year. And we do believe we have a slight AUR opportunity, but it’s not because we’ll be looking at increasing prices. It’s really a question of mix. And overall we’re putting out, as I mentioned in prior calls, more customer choices in the mid-price tier and the highest-price tier, and maintaining the customer choice offer in our opening-price tier. So, it’s all about balance. And I think the team is just executing really well across the board at the moment. That’s our intent, and believe we can deliver strong back-half results with that, even while we’re biased towards a lean inventory investment behind the business.

Paul Lejuez-Nomura Group-Analyst: And then mall type?

Robert Hanson-American Eagle Outfitters, Inc.-CEO: In terms of mall type, we’re actually, again, in the second quarter we saw broad-based strength across all formats. What I’m pleased with, Paul, maybe I’ll put it this way, is we troughed in terms of dollar sales per square foot around the $425 range. We’ve already captured back about $40 a square foot productivity. That’s broadly based, meaning, we’ve seen it from A to E across the board. We’re seeing — because we are distorting our investments behind, as we said we would, the top three formats, as well as outlet — we’re seeing a particular improvement there because we’re fueling those big beasts, if you will. But we’re actually seeing broad-based strength across the assortment.

As I mentioned, we will selectively cull some of the underperforming doors. But at the moment, we have very limited unprofitable doors. And even though we have a few, half of those are cash flow positive. So, we’re feeling really good about our real estate portfolio at the moment.

Paul Lejuez-Nomura Group-Analyst: Great. Thank you, and good luck.

Operator: Jennifer Davis with Lazard Capital Markets.

Jennifer Davis-Lazard Capital Markets-Analyst: First, let me say welcome to Mary, and congrats to Robert and Roger and the whole team. My question is on the outlet strategy. I know you’re planning on expanding that. But could you talk a little bit about how much product is made for factory, and how much is actually just regular-priced merchandise and how much is clearance that’s moved over? And then how you see that potentially changing in the future? Thanks.

Robert Hanson-American Eagle Outfitters, Inc.-CEO: Sure. Jennifer, as we’ve mentioned in the past, our outlet business is about 7% of our total sales at the moment. And if you look at our broad-based competitive set, they typically have about 15% to 20% of their business in the outlet sector. So, that clearly demonstrates a pretty significant growth opportunity. We’re excited about that because the outlets, generally speaking, are in the $600 or more square foot productivity range. They’re big beasts for us, those outlet stores. And they generate four-wall margin in the 30% range relative to the mainline fleet of around 20%. Now, it’s slightly improved since last time we spoke on mainline. So, we feel really good about it.

The opportunity, obviously, would be to, over time, double to potentially even triple the size of the business. But we’re going to be very considered, making sure that we get the right real estate locations, and the right malls and the right order to make sure that we’re expanding thoughtfully. And also recognizing that it’s just one part of our North American growth story.

Right now we have a very limited amount of goods that are made-for. Our intent is likely to get that up to between 40% and 50%, with 40% and 50% to be presentation products, and the balance clearance. I think we have an opportunity to have a slightly more balanced mix between made-for products and presentation product just because we offer a great value already to our customers. And it’s about using the made-for product to distort customer choices that are in high demand and give them terrific value in the outlet channel. Currently we’re below 20% made-for products, so we have the opportunity to more than double that.

Jennifer Davis-Lazard Capital Markets-Analyst: Great. Thanks, and best of luck.

Operator: Anna Andreeva with FBR Group.

Anna Andreeva-FBR Capital Markets-Analyst: Congrats on a solid quarter. I had a couple of questions. You talked about being pleased with the onset of back-to-school selling so far, and the stores still look terrific. You guys did guide for actually slight acceleration on a two-year comp run rate. So, I’m not sure if I missed it. Did you quantify what quarter-to-date comps are running thus far? And then, looking at gross margin expectations for the back half, just given the much better second-quarter gross margin, how should we think about 3Q and 4Q, given the cotton tailwind coming in, and the unproductive inventory that you guys talked about?

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Hi, it’s Mary. On the comps, what we’re seeing here in the back half of the year, as we mentioned, is mid-single digits in Q3 and low-single digits in Q4. And as you look at that versus prior year, we feel okay about the year-over-year total comps as we make our way through Q3 and Q4.

With regard to margin, we do expect to see some margin expansion in half-two. We see about two-thirds of that margin expansion coming from the reduction in cotton cost. And about one-third of that margin expansion coming from lower markdowns, especially when you look at Q4, which was both the peak of cotton and probably the peak of our markdown expenses, as well, too.

Anna Andreeva-FBR Capital Markets-Analyst: Great. And any color on quarter-to-date?

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: No. Although what I would say is that, as Roger mentioned, we are off to a good start here with back-to-school. And hope that trend continues.

Roger Markfield-American Eagle Outfitters, Inc.-Executive Creative Director: If I might, we’re three weeks into the back-to-school quarter. Obviously, we’re really pleased with where we sit at this point in time. What we do know is the brand is incredibly relevant. Our marketing to our DNA is right on target. It gives us the individual lifestyle that our generation wants. And we’re really pleased with what’s happening with denim. We’re clearly dominating in that category, and that takes fashion with it.

Anna Andreeva-FBR Capital Markets-Analyst: Okay. Great. Best of luck.

Operator: Steph Wissink with Piper Jaffray.

Steph Wissink-Piper Jaffray-Analyst: I’ll add my congratulations, and welcome to Mary, as well. Robert, can I just have you clarify one remark you made earlier? You mentioned that 23 million of your customers are part of your all-access program, and 18 million are active. Can you just clarify — what metrics do you use to define an active customer? And is this part of the overall strategy to push down your customer acquisition costs as a result of that program?

And then my question regarding the execution of this faster, more frequent floorset — is that enabled by technology? Or is that something that’s truly just a change in philosophy that you’re expecting to then embed technology over time to further drive efficiency in that area? Thanks.

Robert Hanson-American Eagle Outfitters, Inc.-CEO: Sure. The number, Stephanie, was 27 million in the program, with 18 million active. And it’s about a 33% increase in active customers in the quarter. So, we really look at active customers based on their most recent engagement with the brand. That’s how we track that. Obviously, we have a lot more customers in the loyalty program. But what we care about is which customers are actively engaged with the brand in the process of engaging with us across our marketing and our products, and in the process of purchasing with us. We are highly focused upon, because they represent the greatest return for us, our most loyal customer base.

Our intent, as I mentioned in my comments, is through the sharpening of the DNA, the improvement in the assortment architecture. How we’re marketing in that 360-degree marketing approach, is to broaden the appeal of our brand. And to really hyperly focus on increasing customers that are in our loyalty programs, as well as those that are active. We are — and we’ll talk about this during our strategy plan — very focused on making sure that we’re making the appropriate investments in our infrastructure, as well as in our customer-facing technology innovation. So that we can put the customer at the very center of our thinking each and every day. Make sure that we have created an experience which is technology-enabled that lets him or her shop on their terms, how and when they want to. Whether it’s a mobile device, a tablet device, desktop, in-store, all of the above.

And our intent is to get to a point where — and we’ll talk to you about when we believe we can be there — to have a really well-integrated single view of the customer. Have all our inventory integrated, so that we can take advantage of our inventory ownership and never disappoint a customer who wants to engage with our brand. So, that’s what we’re up to on that program.

Steph Wissink-Piper Jaffray-Analyst: Okay. Then just a follow-up on the floorsets. Robert, if you could just talk about — is that technology driven, or is that something that’s more philosophical and moving towards technology?

Roger Markfield-American Eagle Outfitters, Inc.-Executive Creative Director: Part of the business is art, and part of the business is science. At this point, I think, quite frankly, we’re the only one capable of doing 11 floorsets a year. We’re very good at it. There’s a whole process in place, and we execute to that process. And it’s working better than it’s ever worked before.

Robert Hanson-American Eagle Outfitters, Inc.-CEO: And obviously, combined with our inventory principles of having the right amount of investment behind customer choices in each one of those floorsets. Not too much, not too little, so that we service the customer against core, core fashion and fashion. With those consistent flows, and the buy-now, wear-now approach to the assortment that Roger has gotten in place, we feel good about our ability to compete on the terms that he just defined.

Operator: Janet Kloppenburg with JJK Research.

Janet Kloppenburg-JJK Research-Analyst: Hi, everyone, and congratulations. Roger, I was wondering if you could talk a little bit about, I believe you made a comment that in your core category businesses, your four core category businesses continue to be strong. And in light of the competitive environment right now, where we’ve seen heated-up competition in those categories, I’d like you to maybe talk about the attributes that are helping those categories to outperform for you?

And for Robert, I was wondering if you could talk about your marketing plans, given how effective your marketing has been over the last quarter. And if your guidance includes an increase in your marketing, and in what venues that might occur? Thank you.

Roger Markfield-American Eagle Outfitters, Inc.-Executive Creative Director: Janet, as Robert said, as I’ve said, it’s broad-based. It’s across all categories. And denim is absolutely leading it.

Janet Kloppenburg-JJK Research-Analyst: How is the top business, Roger? Is it up to your expectations?

Roger Markfield-American Eagle Outfitters, Inc.-Executive Creative Director: Yes, it is.

Janet Kloppenburg-JJK Research-Analyst: Okay.

Robert Hanson-American Eagle Outfitters, Inc.-CEO: And Janet, I appreciate your comments on the marketing plans. As I mentioned earlier, I think the team’s done a terrific job in sharpening the DNA, and then putting out a really well-integrated marketing plan. It is a 360-degree integration of the marketing. It includes, obviously, the television commercials that you’ve seen, which had a really strong customer engagement component to it. Both featuring real people, as well as engaging people in the social media space and the opportunity to potentially be in our campaigns next year. So, we had a very broad-based approach to marketing, using traditional media. But a really strong emphasis on social, mobile, and our partnerships through a number of the social media partners that we have leveraged.

Our intent is to continue with that approach, shifting more of our investment over time towards social media engagements, and mobile in particular. But at the moment, that 360-degree program is delivering well. We do have an increase in our advertising investment planned for the back half of the year. That is in our guidance. And obviously, we have a really strong ROI mentality related to our advertising investments. So, as long as we are delivering improvements in sales and traffic where we’re converting and delivering the returns that we expect, we will continue to invest behind the growth of our business.

Operator: Dorothy Lakner with Caris & Company.

Dorothy Lakner-Caris & Company-Analyst: Congratulations to Robert and Roger, and welcome to Mary. I wondered if Robert could give us a little bit of color. I’m sure you’ll be doing more of that in October. But just a little bit of color on the assortment architecture initiatives. Where are you now, and maybe just broad brush what the timeline is on that?

And then for Mary, in terms of the SG&A guidance in the back half of the year, I think you said low teens, if I’m not mistaken. Should we allocate that equally between third quarter and fourth quarter? I think fourth quarter last year did begin to come up quite a bit. So, how should we look at that in the back half? Thanks.

Robert Hanson-American Eagle Outfitters, Inc.-CEO: Thanks, Dorothy. We have been working as a team to really just refine, I think, a great assortment architecture that Roger and team had in place already. It’s what Roger’s mentioned up to this point in the call. We have categories for which I think we’re famous — the customer expects us to be the best at in our sector. Denim being, obviously, the most obvious for back-to-school. But categories like denim, shorts, solid knits. Roger’s mentioned we’re a store of color. Those are incredibly critical to us. Obviously, the things we’ll focus on, which we won’t mention specifically, will shift as we move into the Fall and holiday seasons.

The second category is a category that we just call near-in. They’re categories that we’re really dominant in, but isn’t at the moment a category that we think we’ve fully optimized or are as famous as we’d like to be for. I think, if I just point out, our men’s underwear business is an example of that. That would be a good example there.

And then, as Roger mentioned, we have about 25% of our customer choices in women’s and 15% in men’s in true fashion. What we are intending to do is just to distort our investments behind our famous-for categories and our near-in categories. While maintaining a really relevant category-leading, high-turning, super-relevant fashion assortment for both men’s and women’s. And the balance between those is critical. I feel we’ve made great progress this year, but we’re never satisfied. We’re going to stay humble and hungry.

Dorothy Lakner-Caris & Company-Analyst: Great, thank you.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Dorothy, regarding the SG&A guidance for the back half of the year, I did mention that we’re expecting growth in the low-teens. Between Q3 and Q4, honestly, it’s pretty close, 50/50 between the two quarters. Maybe a little bit more growth in Q4 as we look at our incentive-comp accruals through the balance of the year. But pretty close to 50/50.

Operator: Betty Chen with Wedbush Securities.

Betty Chen-Wedbush Securities-Analyst: Congratulations, everyone. I was wondering, Robert, I think earlier in your remarks you mentioned also that you continue to see some opportunity in the online business, which grew very nicely in the quarter. What additional features should we look for? Do you have all the various IT components you need to facilitate that?

And then, could you also remind us what it was as a percent of sales in the second quarter? And what is your target for that business as a percent of sales over the longer term? Thanks.

Robert Hanson-American Eagle Outfitters, Inc.-CEO: Sure. Thanks, Betty. As I mentioned when I first got here, we’re really focused on distorting our growth behind our online business. It’s obviously where our target shops. I don’t know about you, but I can see oftentimes two-year-olds that are better on a tablet than I am. So, it’s important for us to really focus on leading in the online commerce space and the omni-channel space because of the relevancy to mobile and tablet shopping for our target in particular. The team has been successful thus far. It’s been 12% of our overall business. And our intent is to grow it into, on our existing capabilities, meaning our existing IT infrastructure and platforms, into the mid- to high-teen range.

The approach we have is really three-tiered. It’s obviously very much about the unique assortments that we have. We obviously feature our core assortments, which can be found in stores. But then are distorting our online offer with unique assortments that are only found in www.AE.com and www.Aerie.com.

Customer acquisition is the second focus. I mention that a lot. We have 27 million customers in our program, 18 million active. Added 33% in the second quarter. Our intent is to, as we cycle through customers who become inactive, is to always be adding incremental customers to that loyalty program, given how important they are to our overall performance.

And the third is to develop a really aggressive — and we’ll talk about this in more detail in October — road map from an IT infrastructure standpoint. But especially the customer-facing technology innovations that would enable us to have a single view of the customer, a single view of our inventory, which we actually have at the moment. It’s an ability to activate that across the multi-channel distribution strategy that we have. And be in the position to put out the best omni-channel brand and product-driven customer experience for our target. We have — and we’ll talk again in October about this — we have built our capital investment plan to support both the infrastructure and IT innovation investments required to lead in this space. It’s absolutely our intent to do so. And we’ll keep you posted in more detail in October.

Betty Chen-Wedbush Securities-Analyst: Okay, great, thanks so much.

Judy Meehan-American Eagle Outfitters, Inc.-VP IR: That concludes our call today. We will report our third-quarter results on Wednesday, November 28. Thanks for your participation today and continued interest in American Eagle Outfitters.

Operator: Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time. And we thank you for your participation.